For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #06-07
Waste Management Announces First Quarter 2006 Earnings
Earnings Per Diluted Share Increase 31%
HOUSTON — April 27, 2006 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its first quarter ended March 31, 2006. Revenues for the quarter were $3.23 billion as compared with $3.04 billion in the year ago period, or an increase of 6.3%. Net income for the quarter was $186 million, or $0.34 per diluted share, compared with $150 million, or $0.26 per diluted share in the prior year period, a 31% increase in earnings per diluted share.
“We are very pleased with our results in the first quarter as we again accomplished our primary financial goals of earnings growth, margin expansion and strong free cash flow,” said David P. Steiner, Chief Executive Officer of Waste Management. “The continued success of our Pricing Excellence Program and our cost control and productivity initiatives helped drive the 31% increase in earnings per diluted share. Our internal revenue growth from yield on base business increased 3.9% in the first quarter of 2006 compared with the prior year quarter, and it grew 5.3% when you include the impact of our fuel surcharge program. Significantly higher disposal volumes also contributed to the increase in revenues. We believe that unusually warm and dry weather and a solid economic environment contributed to the higher disposal volumes in the first quarter.”
The Company noted two items which impacted the current quarter’s results.
•	A $20 million before tax, or $0.02 per diluted share, charge with respect to unclaimed property obligations dating back to 1980.

•	A $4 million after tax, or $0.01 per diluted share, benefit due primarily to favorable state tax audit settlements.
“There were a number of other encouraging factors in our first quarter results. Net cash provided by operating activities and free cash flow were both strong for the quarter. We returned $496 million to shareholders in the form of our $0.22 per share quarterly dividend and our share repurchase program. We improved productivity in all of our collection lines of business and produced excellent safety results, both of which are important components of our cost control initiatives. And our previously announced divestiture program, which represents over $900 million in annual revenue, is progressing according to our timetable. Finally, on an as reported basis, income from operations as a percent of revenue improved 150 basis points in the quarter compared with the prior year quarter.”

Key Highlights for the Quarter
•	Net cash provided by operating activities of $563 million, a 10.8% increase compared with the first quarter of 2005.
•	Capital expenditures of $171 million.
•	Free cash flow(a) of $410 million.
•	Operating expenses were 65.0% of revenue, down from 67.3% of revenue in the same period in 2005.
•	Selling, general and administrative expenses were 11.4% of revenue. Excluding the unclaimed property charge, selling, general and administrative expenses were 10.8% of revenue in the first quarter of 2006, approximately the same level as the first quarter of
2005. (a)
•	Income from operations as a percent of revenue was 13.5%, an increase of approximately 150 basis points compared with the prior year quarter.
•	Internal revenue growth on base business of 5.8%, with 3.9% of that from yield and 1.9% from volume. The yield component excludes the net 0.3% positive impact of higher fuel surcharges and fees, lower recycling commodity prices and slight increases in electricity rates at Independent Power Production facilities.
•	$496 million in cash returned to shareholders in the form of $375 million in common stock repurchases and $121 million in dividend payments.
•	The effective tax rate in the quarter was 35.6%, which was higher than the previously projected rate of approximately 31%. This increase in the effective tax rate is due primarily to an estimated phase-out of approximately 61% of our Section 45K (formerly Section 29) tax credits due to higher actual and projected crude oil prices.
Steiner concluded, “We are off to a great start and have laid the foundation for a successful year. We are seeing the continuation of the benefits of our pricing and operational initiatives and our business fundamentals remain solid. While we are optimistic about the year, in the second quarter we will be watching the impact of higher crude oil costs on our Section 45K tax credits, and whether volumes in the first quarter were borrowed from the second quarter. Consequently, until we have more clarity on these factors, we believe it is premature to comment on our full year outlook.”

(a) This earnings release contains a discussion of free cash flow, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company defines free cash flow as:
•	Net cash provided by operating activities
•	Less, capital expenditures
•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.
The Company believes that providing investors with certain non-GAAP financial measures gives investors additional information to enable them to assess, in the way management assesses, the Company’s current and continuing operations. The Company included the non-GAAP financial measure of free cash flow because it uses that measure in the management of its business and because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends. A reconciliation of free cash flow to the Company’s GAAP reported cash flows from operating activities, which is the most comparable GAAP measure, is included in the accompanying schedules. This release also presents an adjusted ratio of selling, general and administrative expenses as a percentage of revenue. The Company excluded the $19 million before tax selling, general and administrative portion of the charge for unclaimed property obligations from selling, general and administrative expenses in its presentation of this adjusted ratio because it believes that it is helpful for investors to see the Company’s performance without the effect of the adjustment for these obligations, which date back to 1980. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time, 9:00 a.m. Central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “1Q2006 Earnings Report Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 7247347.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 11:00 a.m. Central time on April 27 through 5:00 p.m. Central time on May 11. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 7247347.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2006 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins as volumes increase if we are unable to control variable costs or fixed cost base increases;

•	we may be unable to attract or retain qualified personnel, including licensed commercial drivers and truck maintenance professionals, due to any number of factors including qualified workforce shortages;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases, passing on increased costs to our customers, divesting of under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	fuel price increases or fuel supply shortages may increase our expenses, including our tax expense if Section 45K (formerly Section 29) credits are phased out due to continued high crude oil prices;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	inflation and resulting higher interest rates may have negative effects on the economy, which could result in decreases in volumes of waste generated and increases in our financing costs and expenses;

•	the possible inability of our insurers to meet their obligations may cause our expenses to increase;

•	weather conditions cause our quarter to quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to shut down operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses or reduce revenues;

•	regulations may negatively impact our business by, among other things, increasing the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations;

•	if we are unable to obtain and maintain permits needed to operate our facilities our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste can increase our expenses;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities, which are higher margin businesses than recycling;

•	efforts by labor unions to organize our employees may divert management’s attention and increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to union-initiated work stoppages, including strikes, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs or limit our ability to conduct our operations;

•	possible errors or problems in connection with the implementation and deployment of new information technology systems may decrease our efficiencies and increase our costs to operate;

•	the adoption of new accounting standards or interpretations may cause fluctuations in quarterly results of operations or adversely impact our results of operations; and

•	the reduction or elimination of our dividend or share repurchase program or the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2006	2005
Operating revenues	$3,229	$3,038

Costs and expenses:
Operating	2,100	2,044
Selling, general and administrative	368	330
Depreciation and amortization	328	321
Restructuring	—	—
Asset impairments and unusual items	(2)	(23)

	2,794	2,672

Income from operations	435	366

Other income (expense):
Interest expense, net	(136)	(116)
Interest income	9	6
Equity in net losses of unconsolidated entities	(8)	(26)
Minority interest	(12)	(10)
Other, net	1	—

	(146)	(146)

Income before income taxes	289	220
Provision for income taxes	103	70

Net income	$186	$150

Basic earnings per common share	$0.34	$0.26

Diluted earnings per common share	$0.34	$0.26

Basic common shares outstanding	546.2	568.8

Diluted common shares outstanding	551.0	572.8

Cash dividends declared per common share (1st quarter 2006 dividend of $0.22 per share declared in December 2005, paid in March 2006)	$—	$0.20

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2006	2005
EPS Calculation:

Net income	$186	$150

Number of common shares outstanding at end of period	546.2	568.3
Effect of using weighted average common shares outstanding	—	0.5

Weighted average basic common shares outstanding	546.2	568.8
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	4.8	4.0

Weighted average diluted common shares outstanding	551.0	572.8

Basic earnings per common share	$0.34	$0.26

Diluted earnings per common share	$0.34	$0.26

(2)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$454	$666
Receivables, net	1,875	2,004
Other	1,058	781

Total current assets	3,387	3,451

Property and equipment, net	11,063	11,221
Goodwill	5,352	5,364
Other intangible assets, net	144	150
Other assets	900	949

Total assets	$20,846	$21,135

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,504	$2,735
Current portion of long-term debt	600	522

Total current liabilities	3,104	3,257

Long-term debt, less current portion	8,020	8,165
Other liabilities	3,361	3,311

Total liabilities	14,485	14,733

Minority interest in subsidiaries and variable interest entities	290	281
Stockholders’ equity	6,071	6,121

Total liabilities and stockholders’ equity	$20,846	$21,135

(3)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Quarters ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$186	$150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	328	321
Other	33	26
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	16	11

Net cash provided by operating activities	563	508

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(8)	(87)
Capital expenditures	(171)	(185)
Purchases of short-term investments	(784)	(86)
Proceeds from sales of short-term investments	556	96
Net receipts from restricted trust and escrow accounts, business divestitures, asset sales and other	54	141

Net cash used in investing activities	(353)	(121)

Cash flows from financing activities:
New borrowings	51	—
Debt repayments	(87)	(118)
Common stock repurchases	(375)	(99)
Cash dividends	(121)	(114)
Exercise of common stock options and warrants	125	26
Other, net	(14)	(67)

Net cash used in financing activities	(421)	(372)

Effect of exchange rate changes on cash and cash equivalents	(1)	2

Increase (decrease) in cash and cash equivalents	(212)	17
Cash and cash equivalents at beginning of period	666	424

Cash and cash equivalents at end of period	$454	$441

(4)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2006	2005	2005
Operating Revenues by Lines of Business
Collection	$2,159	$2,209	$2,057
Landfill	750	806	676
Transfer	421	444	387
Wheelabrator	218	232	202
Recycling and other	271	289	287
Intercompany (a)	(590)	(608)	(571)

Operating revenues	$3,229	$3,372	$3,038

Internal Growth of Operating Revenues from Comparable Prior Periods
Internal growth	6.1%	4.7%	4.0%
Less: Yield changes due to recycling commodities, electricity (IPP) and fuel surcharge	0.3%	1.1%	0.9%

Adjusted internal growth	5.8%	3.6%	3.1%

Acquisition Summary (b)
Gross annualized revenue acquired	$7	$10	$97

Total consideration	$8	$21	$100

Cash paid for acquisitions	$7	$10	$85

Recycling Segment Supplemental Data (c)
Operating revenues	$189	$198	$196

Operating expenses	$163	$171	$167

	Quarters Ended March 31,
	2006	2005
Free Cash Flow Analysis (d)
Net cash provided by operating activities	$563	$508
Capital expenditures	(171)	(185)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	18	97

Free cash flow	$410	$420

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2006	2005	2005
Balance Sheet Data
Cash, cash equivalents and short-term investments available for use (a)	$988	$966	$441

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,620	$8,687	$8,386
Total equity	6,071	6,121	5,943

Total capital	$14,691	$14,808	$14,329

Debt-to-total capital	58.7%	58.7%	58.5%

Capitalized interest	$3	$5	$3

Other Operational Data
Internalization of waste, based on disposal costs	66.7%	66.3%	65.1%

Total landfill disposal volumes (tons in millions)	29.9	31.7	28.0
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.1	1.9

Total disposal volumes (tons in millions)	31.9	33.8	29.9

Active landfills	282	283	285

Landfills reporting volume	262	262	264

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non-SFAS No. 143 amortization expense	$95.8	$101.2	$87.7
Amortization expense related to SFAS No. 143 obligations (b)	13.6	9.6	14.0

Total amortization expense	109.4	110.8	101.7
Accretion and other related expense	14.8	14.5	13.1

Landfill amortization, accretion and other related expense	$124.2	$125.3	$114.8

(a)	The quarters ended March 31, 2006 and December 31, 2005 include short-term investments available for use of $534 million and $300 million, respectively. There were no short-term investments available for use in the quarter ended March 31, 2005.

(b)	Reflected in the December 31, 2005 results is a reduction in landfill amortization expense of $12.4 million. This reduction relates primarily to adjustments to our fully accrued landfill final capping obligations and is a result of fourth quarter event-driven changes as well as changes in certain estimates resulting from our annual landfill review process.

(6)